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                         CONSECO, INC. AND SUBSIDIARIES                             Exhibit 12.1

               Computation of Ratio of Earnings to Fixed Charges,
     Preferred Dividends and Distributions on Company-Obligated Mandatorily
                  Redeemable Preferred Securities of Subsidiary Trusts
                              (Dollars in millions)

                                                                             Three months
                                                                                 ended                     Year ended
                                                                            March 31, 2001              December 31, 2000
                                                                         --------------------          ---------------------
                                                                                     Pro forma                     Pro forma
                                                                         Actual    as adjusted (1)     Actual    as adjusted (1)
                                                                         ------    ---------------     ------    ---------------

Pretax income (loss) from operations:
    Net income (loss)..................................................  $ 84.1      $ 81.1          $(1,191.2)   $(1,203.2)
    Add income tax expense (benefit)...................................    58.3        56.7             (376.2)      (382.7)
    Add extraordinary charge (gain) on extinguishment of debt..........    (0.3)        (.3)               5.0          5.0
    Add minority interest..............................................    32.2        32.2              145.3        145.3
    Add cumulative effect of accounting change.........................     -           -                 55.3         55.3
                                                                         ------      ------          ---------    ---------

       Pretax income (loss) from operations............................   174.3       169.7           (1,361.8)    (1,380.3)
                                                                         ------      ------          ---------    ---------
Add fixed charges:
    Interest expense on corporate debt, including amortization.........   105.1       109.7              438.4        456.9
    Interest expense on finance debt...................................   309.4       309.4              996.1        996.1
    Interest expense on investment borrowings..........................     4.5         4.5               18.6         18.6
    Portion of rental (2)..............................................     5.8         5.8               23.5         23.5
                                                                         ------      ------          ---------    ---------

       Fixed charges...................................................   424.8       429.4            1,476.6      1,495.l
                                                                         ------      ------          ---------    ---------

       Adjusted earnings...............................................  $599.1      $599.1          $   114.8    $   114.8
                                                                         ======      ======          =========    =========

          Ratio of earnings to fixed charges...........................   1.41X       1.40X                 (3)          (5)
                                                                          =====       =====                  =            =

          Ratio of earnings to fixed charges, excluding interest
           expense on finance debt and investment borrowings...........   2.57X       2.47X                 (3)          (5)
                                                                          =====       =====                  =            =

Fixed charges..........................................................  $424.8      $429.4            1,476.6    $ 1,495.1
Add dividends on preferred stock, including dividends on preferred stock of subsidiaries (divided by the ratio of income before
    minority interest and extraordinary charge to pretax income).......     6.0         6.0               17.0         17.0
Add distributions on Company-obligated mandatorily redeemable
    preferred securities of subsidiary trusts..........................    49.5        49.5              223.6        223.6
                                                                         ------      ------          ---------    ---------

       Fixed charges...................................................  $480.3      $484.9          $ 1,717.2    $ 1,735.7
                                                                         ======      ======          =========     ========

       Adjusted earnings...............................................  $599.1      $599.1          $   114.8    $   114.8
                                                                         ======      ======          =========    =========

          Ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily
              redeemable preferred securities of subsidiary trust.....    1.25X       1.24X                 (4)         (6)
                                                                          =====       =====                  =           =

          Ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily
              redeemable preferred securities of subsidiary trusts,
              excluding interest expense on finance debt and
              investment borrowings....................................   1.71X       1.67X                 (4)          (6)
                                                                          =====       =====                  =            =

---------------
    (1) The pro forma ratio of earnings to fixed charges, preferred dividends and distributions on Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiaries information is presented to give effect to the issuance of $400 million par value of 10 3/4% Senior Notes due 2008 and the use of the net proceeds therefrom to repay a portion of our bank credit facilities, as if such issuance and use of net proceeds therefrom had occurred at the beginning of each period presented.
    (2)   Interest portion of rental is estimated to be 33 percent.
    (3) For such ratios, adjusted earnings were $1,361.8 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included: (i) special and impairment charges of $1,215.0 million; and
          (ii) provision for losses related to loan guarantees of $231.5 million.
    (4) For such ratios, adjusted earnings were $1,602.4 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included: (i) special and impairment charges of $1,215.0 million; and
          (ii) provision for losses related to loan guarantees of $231.5 million.
    (5) For such pro forma ratios, adjusted earnings were $1,380.3 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included: (i) special and impairment charges of $1,215.0 million; and (ii) provision for losses related to loan guarantees of $231.5 million.
    (6) For such pro forma ratios, adjusted earnings were $1,620.9 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included: (i) special and impairment charges of $1,215.0 million; and (ii) provision for losses related to loan guarantees of $231.5 million.

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